Exhibit 3.1

This document has been translated into English from its original in Italian. Reasonable efforts have been made to provide a fair and accurate translation of the Italian original. In the event of any discrepancy, inconsistency, or conflict between the English translation and the Italian original, the Italian original will govern. The Italian original is the only legally binding version of the bylaws of Bending Spoons S.p.A.

BYLAWS

1	Company Name

1.1	A joint stock company is hereby incorporated under the name:

“Bending Spoons S.p.A.”

2	Registered Office

2.1	Bending Spoons has its registered office in the municipality of Milan at the address indicated in the business register.

2.2	The registered office may be transferred to any address in Italy through a resolution of the Board of Directors, which will also take care of the related declarations to the business register.

2.3	Bending Spoons may establish, transfer, and close secondary offices, branches (filiali and succursali), agencies, and representative offices, both in Italy and abroad, through a resolution of the Board of Directors.

3	Applicable Provisions

3.1	Bending Spoons is subject to the provisions of the Italian Civil Code governing joint stock companies and to all the laws and regulations applicable to joint stock companies.

3.2	If the Ordinary Shares are traded on Nasdaq, the provisions of the Italian Civil Code that apply to companies whose shares are listed on regulated markets will also apply, pursuant to article 2325-bis of the Italian Civil Code.

3.3	If the Ordinary Shares are traded on a regulated market of a country of the European Union, the provisions of the Consolidated Financial Act and other relevant laws will also apply, notwithstanding the provisions of the bylaws.

4	Corporate Purpose

4.1	The corporate purpose of Bending Spoons is to carry out the following activities, both in Italy and abroad, either directly or indirectly through its Affiliates:

i)	the acquisition, holding, management, monetization, and transfer, on any basis and in any form, of assets of any kind and of equity interests (including minority interests) in companies, other legal entities and bodies (enti), of businesses, and of business units (regardless of the activity carried out by, or the sector of, such companies, other legal entities, bodies (enti), businesses, and business units);

ii)	the acquisition, ideation, design, development, production, management, maintenance, promotion, commercialization, distribution, supply, licensing, use, monetization, and transfer, on any basis and in any form, of:

a)	hardware and software, also belonging to third parties where applicable, including without limitation applications (for browsers, computers, and mobile devices), artificial intelligence models, automation tools, and data analysis technologies;

b)	other products and services (both physical and digital), also belonging to third parties where applicable, including without limitation digital platforms and marketplaces, e-commerce websites, and systems integration and advisory services;

c)	intellectual and industrial property rights, also belonging to third parties where applicable, including without limitation authors’ rights and related rights, copyright, trademarks, patents, trade secrets, sui generis rights on databases, designs and models.

4.2	Bending Spoons may also carry out all commercial, industrial, movable property, real estate, and financial transactions, both instrumental and ancillary, that the Board of Directors deems useful for achieving the corporate purpose, including without limitation the purchase, holding, and management of movable property and real estate assets, the provision of strategic guidance and administrative, accounting, legal, financial, technological, and organizational services to Affiliates and other companies in which Bending Spoons holds an interest, as well as the issuance of guarantees of any nature, including for obligations undertaken by or in the interest of third parties, but excluding reserved financial activities and any activity that the law reserves to persons other than Bending Spoons. Bending Spoons may also grant loans and provide financial support to Affiliates and other companies in which Bending Spoons holds an interest, as well as request and receive loans from Shareholders, including with repayment obligations, in compliance with applicable law and excluding activities directed at the public.

5	Duration

5.1	The duration of Bending Spoons is set until December 31, 2100, and may be extended one or more times through a resolution of the Shareholder Meeting.

6	Share Capital

6.1	The share capital of Bending Spoons is equal to €[☐] and is divided into [☐] Shares, without par value, of which:

i)	[☐] ordinary Shares (“Ordinary Shares”);

ii)	[☐] class “A” Shares (“Class A Shares”).

6.2	Contributions to Bending Spoons may be made in cash, receivables, and in kind.

6.3	The share capital may also be increased by issuing shares with rights different from those of the Shares already issued, subject to compliance with applicable law and the bylaws.

6.4	Pursuant to article 2443 of the Italian Civil Code, the Shareholder Meeting, in extraordinary session, may authorize the Board of Directors to increase the share capital on one or more occasions, and to issue bonds convertible into shares, in both cases up to a specified amount and for a period not exceeding five years from the date of the resolution.

6.5	Pursuant to article 2441, paragraph 4, second sentence, of the Italian Civil Code, if the Ordinary Shares are traded on Nasdaq, the Shareholders’ preemption rights on newly issued Ordinary Shares may be excluded for up to 10% of the pre-existing share capital, provided that the subscription price per share equals the market value of an Ordinary Share and that this is confirmed by a report of an independent auditor or auditing firm.

6.6	The Shareholder Meeting, in extraordinary session, through a resolution adopted on October 30, 2024, as amended on April 23, 2026, and on May 28, 2026, resolved to increase the share capital as follows. The share capital increase is for cash, on a divisible (pursuant to article 2439 of the Italian Civil Code) and incremental basis, with the exclusion of preemption rights (pursuant to article 2441, paragraph 5, of the Italian Civil Code), with a maximum nominal amount of €8,520.00, plus share premium. The increase authorized the issuance of up to 426,000 Ordinary Shares entitled to the same rights and benefits as the outstanding Ordinary Shares, with subscriptions to be completed by December 31, 2034. In the event of any stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law. As of the date on which these bylaws are filed, 57,350 Ordinary Shares have been subscribed, for a nominal amount of €1,147.00.

6.7	The Shareholder Meeting, in extraordinary session, through a resolution adopted on June 6, 2026, resolved to increase the share capital as follows. The share capital increase is for cash, on a divisible (pursuant to article 2439 of the Italian Civil Code) and incremental basis, with the exclusion of preemption rights (pursuant to article 2441, paragraph 5, of the Italian Civil Code), with a maximum nominal amount of €60,064.32, including share premium. The increase authorized the issuance of up to 56,240 Ordinary Shares entitled to the same rights and benefits as the outstanding Ordinary Shares, with subscriptions to be completed by December 31, 2030. In the event of any stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law.

6.8	The Shareholder Meeting, in extraordinary session, through a resolution adopted on June 6, 2026, resolved to increase the share capital as follows. The share capital increase is for cash, on a divisible (pursuant to article 2439 of the Italian Civil Code) and incremental basis, with the exclusion of preemption rights (pursuant to article 2441, paragraph 5, of the Italian Civil Code). The increase authorized the issuance of up to 120,200,000 Ordinary Shares entitled to the same rights and benefits as the outstanding Ordinary Shares, with subscriptions to be completed by December 31, 2026. This share capital increase will be offered for subscription to investors as part of the initial public offering of the Ordinary Shares on Nasdaq. In the event of any stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law.

6.9	The Shareholder Meeting, in extraordinary session, through a resolution adopted on June 6, 2026, resolved to increase the share capital as follows. The share capital increase is for cash, on a divisible (pursuant to article 2439 of the Italian Civil Code) and incremental basis, with the exclusion of preemption rights (pursuant to article 2441, paragraph 5 and/or paragraph 8, of the Italian Civil Code). The increase authorized the issuance of up to 51,000,000 Ordinary Shares entitled to the same rights and benefits as the outstanding Ordinary Shares, with subscriptions to be completed by December 31, 2046. This share capital increase will be offered for subscription to the beneficiaries of the equity compensation plan named “2026 Equity Compensation Plan” approved by the Shareholder Meeting, in ordinary session, on June 6, 2026, in accordance with its terms. In the event of any stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law.

6.10	For a period of five years from the resolution of the Shareholder Meeting, in extraordinary session, adopted on June 6, 2026, and effective as of the Effective Date, the Board of Directors is authorized to:

i)	increase the share capital through the issuance of Ordinary Shares, on one or more occasions, with or without consideration, also on a divisible (pursuant to article 2439 of the Italian Civil Code) and incremental basis;

ii)	issue convertible bonds and/or non-participating financial instruments that allow subscription for Ordinary Shares, with a corresponding increase in the share capital, on one or more occasions.

The overall cumulative maximum number of Ordinary Shares that may be issued under the delegation pursuant to paragraphs 6.10 i) and ii) above is 120,164,134, provided that the share capital increase does not result in a change of control of Bending Spoons under Nasdaq Rule 5635(b). In the event of a stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law.

In each of the cases described in paragraphs 6.10 iii), iv) and v) below, the delegation pursuant to paragraphs 6.10 i) and ii) above may also be exercised with limitation or exclusion of preemption rights. To this end, the Board of Directors will have the broadest power to set, from time to time, the manner, terms, and conditions of the transaction, including (as specified in paragraphs 6.10 iii), iv) and v) below) the recipients, and, where applicable, the assets to be contributed, as well as the subscription price, including any share premium.

iii)	The limitation or exclusion of preemption rights pursuant to article 2441, paragraph 4, first sentence, of the Italian Civil Code may take place if the Board of Directors considers it appropriate for the newly issued Ordinary Shares to be paid up through the contribution by third parties of equity interests, financial instruments, businesses, business units, and/or assets.

iv)	The limitation or exclusion of preemption rights pursuant to article 2441, paragraph 5, of the Italian Civil Code may take place if the Board of Directors deems it appropriate for the newly issued Ordinary Shares to be offered to a) directors, contractors and/or consultants (where such directors, contractors, and/or consultants are not employees of Bending Spoons or its Affiliates) to serve equity compensation plans and/or retention plans; or b) one or more investors and/or industrial, financial, and/or strategic partners conducive to the development of the Bending Spoons business.

v)	The limitation or exclusion of preemption rights pursuant to article 2441, paragraph 8, of the Italian Civil Code may take place if the Board of Directors deems it appropriate for the newly issued Ordinary Shares to be offered, in the cases provided for by that article of the Italian Civil Code, to serve equity compensation plans and/or retention plans of employees of Bending Spoons and/or of its Affiliates.

6.11	For a period of five years from the resolution of the Shareholder Meeting, in extraordinary session, adopted on June 6, 2026, and effective as of the Effective Date, the Board of Directors is authorized to increase the share capital for consideration, on one or more occasions, also on a divisible (pursuant to articles 2439 and 2443 of the Italian Civil Code) and incremental basis, through the issuance of up to 60,082,067 Ordinary Shares with no par value and regular rights and benefits, provided that the share capital increase does not result in a change of control of Bending Spoons under Nasdaq Rule 5635(b). Such Ordinary Shares will be issued with the exclusion of preemption rights pursuant to article 2441, paragraph 4, second sentence, of the Italian Civil Code. For resolutions adopted by the Board of Directors in exercise of this delegation, the subscription price of the new Ordinary Shares, including any applicable share premium, will be set by the Board of Directors in accordance with the limits set forth in article 2441, paragraph 4, second sentence, of the Italian Civil Code, using reasonable and non-arbitrary criteria, taking into account market practice, the circumstances existing at the time the delegation is exercised and the characteristics of Bending Spoons, as well as any discount in line with market practice for similar transactions. In the event of a stock split or reverse stock split, the bylaws will have to be amended to adjust the maximum number of Ordinary Shares that may be issued pursuant to this paragraph. In this case, the maximum number will be deemed proportionally adjusted by operation of law.

7	Shares

7.1	Holding even one Share entails the acceptance of these bylaws and of the resolutions of the Shareholder Meeting adopted in accordance with the law and the bylaws.

7.2	Shares are not represented by share certificates, pursuant to article 2346, paragraph 1, of the Italian Civil Code, and are not subject to the dematerialization regime under articles 83-bis and following of the Consolidated Financial Act. Accordingly, the right to exercise corporate rights arises from the recording in the Shareholder Ledger pursuant to article 2355, paragraph 1, of the Italian Civil Code, without prejudice to what is provided for Beneficial Owners in the bylaws.

7.3	Bending Spoons maintains the Shareholder Ledger in paper or electronic form, in accordance with article 2215-bis of the Italian Civil Code and applicable laws and regulations.

7.4	If traded on Nasdaq, the Ordinary Shares are transferred using the documentation and/or computer systems commonly used on Nasdaq, provided that such documentation and systems comply with United States law and/or the Nasdaq rules that apply to Bending Spoons.

7.5	If the Ordinary Shares are traded on Nasdaq, and if required by United States law and/or the Nasdaq rules that apply to Bending Spoons, the Board of Directors will set up and maintain a paper and/or electronic register with methods and functions that comply with such law and/or rules (the “U.S. Register”). The U.S. Register may also be set up and maintained through a third-party provider authorized to provide transfer agent services for financial instruments traded on Nasdaq (the “Transfer Agent & Registrar”). The U.S. Register records the direct holders of Ordinary Shares and related transfers (or, at the discretion of the Board of Directors, subject to the prior approval of the special meeting of Class A Shareholders, also the direct holders of Class A Shares and related transfers). A corresponding entry will be made in the Shareholder Ledger to reflect entries recorded in the U.S. Register. If the U.S. Register is set up, and with respect to the classes of Shares it records, the recording of transfers in the U.S. Register is a condition for the regularity and validity of the subsequent and corresponding entries in the Shareholder Ledger, without prejudice to the legal nature and significance of the Shareholder Ledger under Italian law.

7.6	If the Ordinary Shares are traded on Nasdaq, the Ordinary Shares may be held indirectly through a single depositary (the “Holder of Record”), designated by the company responsible for the centralized management of financial instruments traded on U.S. regulated markets. In this case, and solely for this purpose, the Holder of Record is recorded in the U.S. Register and, pursuant to paragraph 7.5 above, in the Shareholder Ledger as the direct holder of such Ordinary Shares. The holders of Ordinary Shares that hold them through the Holder of Record (each, a “Beneficial Owner”) exercise their corporate rights indirectly, pursuant to paragraph 7.7ii) below. For the avoidance of doubt, the Holder of Record does not hold Ordinary Shares on its own behalf and has therefore no entitlement of its own to exercise corporate rights. The Board of Directors may establish procedures, including by engaging third parties, to identify the Beneficial Owners.

7.7	If the Ordinary Shares are traded on Nasdaq, the entitlement to exercise corporate rights is governed as follows:

i)	Shareholders who appear as direct holders of Shares, and who are recorded as such in their own name and on their own behalf in the Shareholder Ledger, are entitled on their own by virtue of such recording and may exercise all corporate rights in the manner provided by law and by the bylaws.

ii)	Beneficial Owners, who do not appear as direct holders of Ordinary Shares in the Shareholder Ledger, and are therefore not entitled to exercise corporate rights in their own name, may exercise all corporate rights, including attending and voting at Shareholder Meetings, in any of the following ways:

a)	collectively, through the Holder of Record recorded in the Shareholder Ledger;

b)	collectively, through a person specifically delegated by the Holder of Record;

c)	individually, through the Holder of Record;

d)	individually, through a person specifically delegated by the Holder of Record;

e)	individually, without the intermediation of any person, under a proxy granted by the Holder of Record to the Beneficial Owner.

The exercise of corporate rights by Beneficial Owners pursuant to paragraph 7.7ii) does not entail any obligation to update either the U.S. Register or the Shareholder Ledger.

7.8	Ordinary Shares are nominative, indivisible, freely transferable, and grant their holders the same rights. Each Ordinary Share grants the right to one vote at the Shareholder Meeting, both in ordinary and extraordinary session, and at the special meeting of the Shareholders who hold Ordinary Shares, as well as the other financial and administrative rights to which Shareholders are entitled under the law and the bylaws.

7.9	Class A Shares have the same characteristics and grant Class A Shareholders the same rights as Ordinary Shares, except as set forth below.

i)	Pursuant to article 2351, paragraph 4, of the Italian Civil Code, each Class A Share grants the right to five votes in the Shareholder Meeting, both in ordinary and extraordinary session, and in the special meeting of Class A Shareholders.

ii)	Each Class A Share automatically converts into Ordinary Shares (with no resolution required from either the Shareholder Meeting or the special meeting of Class A Shareholders and with no withdrawal right available to the relevant Class A Shareholder), at a ratio of one Ordinary Share for each Class A Share, upon the occurrence of any of the following events at any time (each, a “Conversion Event”):

a)	the Class A Share ceases to have a single Individual Owner;

b)	the Individual Owner of the Class A Share is no longer the sole holder (directly and/or indirectly) of all economic rights attached to such Class A Share;

c)	the Class A Share has a new Individual Owner for any reason, including by reason of death (mortis causa);

d)	the Individual Owner of the Class A Share is no longer the Individual Owner of at least 37,500,000 Class A Shares;

e)	the conversion of the Class A Share was requested by the relevant Class A Shareholder to the chair of the Board of Directors and to the chair of the Audit Committee by written notice sent with proof of receipt (for example, certified email (PEC) or email with return receipt or express confirmation of receipt).

iii)	As an exception to paragraph 7.9ii) above, if one or more Class A Shares are transferred inter vivos (i.e., other than by reason of death) exclusively to a Class A Shareholder or to an Individual Owner of at least one Class A Share, no conversion occurs.

7.10	Only in the event of a stock split or reverse stock split that affects the number of Class A Shares issued by Bending Spoons, the threshold of 37,500,000 Class A Shares referred to in paragraph 7.9ii)d) above will be deemed proportionally adjusted by operation of law, even before the relevant amendment to the bylaws, to preserve the substantive effect of paragraph 7.9 above. For example, in the event of a 4-for-1 stock split, the threshold is quadrupled to 150,000,000 Class A Shares.

7.11	Upon the occurrence of a Conversion Event pursuant to paragraphs 7.9ii)a) through 7.9ii)d) above, the relevant Class A Shareholder must promptly inform the chair of the Board of Directors and the chair of the Audit Committee. If the Class A Shareholder fails to do so, anyone having knowledge of the Conversion Event may provide such notice. The notice must be in writing and sent with proof of receipt (for example, certified email (PEC) or email with return receipt or express confirmation of receipt).

7.12	The Board of Directors will acknowledge the occurrence of a Conversion Event through a resolution adopted by the majorities specified under paragraph 22.1 below, at the first available meeting and in any case within fifteen days of receipt of the notice referred to in paragraphs 7.9ii)e) or 7.11 above. If the Board of Directors fails to act within the deadline, the Audit Committee will acknowledge the occurrence of a Conversion Event as soon as possible through a resolution adopted by the majorities specified in paragraph 29.3 below. The chair of the Board of Directors, or, if they fail to do so, the chair of the Audit Committee, will then without delay i) record the conversion in the Shareholder Ledger, if necessary after notifying the Transfer Agent & Registrar to make the corresponding entry in the U.S. Register; ii) amend the bylaws accordingly; and iii) file the updated bylaws with the business register pursuant to article 2436, paragraph 6, of the Italian Civil Code, completing any other formalities required by law.

7.13	Under no circumstances may Ordinary Shares be converted into Class A Shares.

7.14	Bending Spoons may issue new Class A Shares only in the following cases: i) a share capital increase through new cash contributions without exclusion or limitation of preemption rights; ii) a share capital increase without new contributions pursuant to article 2442 of the Italian Civil Code; and iii) a share capital increase serving the exchange ratio in mergers or demergers. In each case, the issuance of new Class A Shares will take place together with Ordinary Shares.

7.15	In the event of a share capital increase with preemption rights carried out through the issuance of Ordinary Shares only, all Shareholders have the right to subscribe for the new Ordinary Shares in proportion to the Shares held by each of them (whether Ordinary Shares or Class A Shares) at the time of the relevant resolution. For the sake of clarity, a resolution adopted pursuant to this paragraph 7.15 does not require the prior approval of the special meeting of Class A Shareholders pursuant to article 2376 of the Italian Civil Code.

7.16	In the event of a share capital increase carried out through the issuance of both Ordinary Shares and Class A Shares, the percentage of newly issued Ordinary Shares and Class A Shares must be proportional to the percentage of existing Ordinary Shares and Class A Shares into which the share capital is divided on the date of the relevant resolution. The newly issued Ordinary Shares and Class A Shares are offered for subscription to Shareholders in proportion, respectively, to the Ordinary Shares and Class A Shares held by each of them at the date of the relevant resolution. If, at the end of the subscription period, any newly issued Class A Shares remain unsubscribed by Class A Shareholders, any Class A Shares subscribed for by a person other than a Class A Shareholder will be treated as Ordinary Shares from inception.

7.17	If Bending Spoons participates in a merger or demerger, Class A Shareholders will have the right to receive shares having the same characteristics as Class A Shares, in exchange for or in addition to the Class A Shares held by them, to the extent compatible and permitted by law, unless the special meeting of Class A Shareholders resolves otherwise.

8	Bonds, Loans, and Contributions of the Shareholders

8.1	Bending Spoons may issue convertible and non-convertible bonds within the limits of and in accordance with the law.

8.2	Without prejudice to paragraph 6.4 above, the Shareholder Meeting in extraordinary session has the authority to issue convertible bonds, by the majorities required by law. The Board of Directors has the authority to issue non-convertible bonds.

8.3	Bending Spoons may also issue participating and non-participating financial instruments, convertible or non-convertible into shares, warrants, and other financial instruments, within the limits of and in accordance with the law.

8.4	Bending Spoons may receive contributions and loans from Shareholders, both interest-bearing and non-interest-bearing, with or without consideration, as equity or any other type of contribution, including with repayment obligations, within the limits of and in accordance with the law.

9	Right of Withdrawal

9.1	Except as provided in paragraph 7.9ii) above and paragraph 9.2 below, Shareholders are entitled to withdraw in the cases and with the effects provided by law.

9.2	The right of withdrawal is not available to Shareholders who did not participate in the approval of resolutions concerning i) the extension of the duration of Bending Spoons, regardless of the length of such extension, as well as ii) the introduction, amendment, or removal of restrictions on the circulation of Shares.

9.3	The right of withdrawal is exercised in accordance with article 2437-bis of the Italian Civil Code. Beneficial Owners exercise the right of withdrawal in accordance with the mechanics set forth in paragraph 7.7ii) above and within the limits set out in paragraph 12.1 below.

9.4	The liquidation value of Shares is determined pursuant to article 2437-ter of the Italian Civil Code. If the Ordinary Shares are traded on Nasdaq, the liquidation value of the Ordinary Shares is determined based on the arithmetic mean of the closing prices over the six months preceding the publication of the notice of call of the Shareholder Meeting whose resolutions give rise to the right of withdrawal.

10	Shareholder Meeting

10.1	The Shareholder Meeting represents all the Shareholders. The resolutions of the Shareholder Meeting adopted in accordance with the law and the bylaws are binding on all Shareholders, even if they did not participate in the meeting or voted against the resolution.

10.2	The Shareholder Meeting is ordinary or extraordinary in accordance with the law.

10.3	If the Ordinary Shares are traded on Nasdaq, shareholder agreements must be communicated to Bending Spoons and disclosed at the beginning of each Shareholder Meeting pursuant to article 2341-ter of the Italian Civil Code.

11	Calling of the Shareholder Meeting

11.1	The Shareholder Meeting is called by the Board of Directors or its chair, and may be held at a location other than the registered office in Italy, in the member States of the European Union, in the United Kingdom, in Switzerland, or in the United States. The notice of call may provide that the Shareholder Meeting be held also or only virtually.

11.2	The Board of Directors or its chair will call the Shareholder Meeting without delay when requested to the Board of Directors by Shareholders representing at least 5% of the share capital.

11.3	If the Ordinary Shares are traded on Nasdaq, the Shareholder Meeting, both in ordinary and extraordinary session, will as a rule be held on a single call. However, the Board of Directors may determine, where it deems it appropriate and by expressly indicating it in the notice of call, that the Shareholder Meeting, both in ordinary and extraordinary session, be held in multiple calls.

11.4	Except as set out under paragraph 11.5 below, the Shareholder Meeting, both in ordinary and extraordinary session, will be called by notice given to Shareholders holding Shares with voting rights by any means capable of providing proof of receipt (for example, certified email (PEC) or email with return receipt or express confirmation of receipt) at least eight days before the date of the Shareholder Meeting. The notice of call must include:

i)	the physical location where the Shareholder Meeting is to be held and/or the virtual meeting details if the Shareholder Meeting is held also or only virtually;

ii)	the date and time of the meeting;

iii)	the list of items on the agenda;

iv)	any other information required by law.

11.5	If the Ordinary Shares are traded on Nasdaq, notice of the Shareholder Meeting, both in ordinary and extraordinary session, will be given by means of a notice published at least forty days before the date of the Shareholder Meeting:

i)	in English and Italian, on the Bending Spoons website;

ii)	in Italian, in the daily newspaper Il Sole 24 Ore or, if it is no longer published or there is an objective impediment, in the daily newspaper Corriere della Sera, or, if it is no longer published or there is an objective impediment, in the Official Gazette of the Italian Republic.

The notice of call must include:

a)	the physical location where the Shareholder Meeting is to be held and/or the virtual meeting details if the Shareholder Meeting is held also or only virtually;

b)	the date and time of the meeting;

c)	the list of items on the agenda;

d)	any other information required by law;

e)	notice that the documentation required by applicable laws and regulations has been published on the Bending Spoons website;

f)	the address of the Bending Spoons website;

g)	the Record Date referred to in paragraph 12.1 below, specifying that those who become holders of Ordinary Shares after that date will not have the right to attend or vote at the relevant Shareholder Meeting.

12	Right to Participate and Vote at the Shareholder Meeting

12.1	Without prejudice to paragraphs 7.6 and 7.7 above, if the Ordinary Shares are traded on Nasdaq, the right to attend and vote at the Shareholder Meeting in respect of the Ordinary Shares vests in those who, at the Record Date, i) are recorded in the Shareholder Ledger as holders of such Ordinary Shares and/or ii) as Beneficial Owners, hold the Ordinary Shares indirectly through the Holder of Record. The right to attend and vote will not lapse if the entitled person has transferred the Ordinary Shares after the Record Date. For purposes of challenging the resolutions of the Shareholder Meeting and exercising the right of withdrawal pursuant to articles 2377 and 2437 of the Italian Civil Code, Shareholders holding Ordinary Shares who are registered in the Shareholder Ledger after the Record Date but before the opening of the Shareholder Meeting will be treated (a) as absent from the Shareholder Meeting and (b) as if they had not concurred in the adoption of the relevant resolutions. However, Beneficial Owners who held that status at the Record Date and who are recorded in the Shareholder Ledger between the Record Date and the date of the Shareholder Meeting may challenge resolutions and exercise the right of withdrawal pursuant to articles 2377 and 2437 of the Italian Civil Code only if they provide evidence that they did not participate in the adoption of the relevant resolutions.

12.2	Class A Shareholders that are recorded in the Shareholder Ledger on the date of the Shareholder Meeting are entitled to attend and vote at such meeting.

12.3	Virtual participation in the Shareholder Meeting may take place, if provided in the notice of call, in accordance with the procedures set out in such notice.

12.4	Voting rights may also be exercised by mail or electronically, if provided in the notice of call, in accordance with the procedures set out in such notice.

12.5	Those entitled to vote may be represented by proxy pursuant to article 2372 of the Italian Civil Code. If the Ordinary Shares are traded on Nasdaq, the provisions of paragraph 7.7ii) above apply.

12.6	The provisions of this article 12 also apply, to the extent compatible, to the special meetings of Shareholders who hold Ordinary Shares and to the special meetings of Class A Shareholders.

12.7	Except as otherwise provided, attendance and voting at the Shareholder Meeting are governed by law.

13	Chair and Conduct of the Shareholder Meeting

13.1	The Shareholder Meeting is chaired by the chair of the Board of Directors or, in the event of their absence, resignation, or impediment, in the following order, by a deputy chair, by the Chief Executive Officer, or, in the event of their absence, resignation, or impediment, by the individual designated by the Shareholder Meeting by majority vote of those present.

13.2	The chair of the Shareholder Meeting is assisted by a secretary, who need not be a Shareholder, designated upon proposal of the chair of the Shareholder Meeting.

13.3	In accordance with the law and the bylaws, the chair of the Shareholder Meeting will verify the identity and the right to attend of those present, confirm that the quorum requirements of the Shareholder Meeting are met, manage its proceedings, establish voting procedures, and ascertain the results of the votes.

13.4	The conduct of the Shareholder Meeting may be governed by a specific regulation, approved by resolution of the Shareholder Meeting in ordinary session.

13.5	The resolutions of the Shareholder Meeting will be recorded in minutes prepared by the secretary and signed by the chair and the secretary. In cases required by law or when the Board of Directors or the chair of the Shareholder Meeting deems it appropriate, the minutes will be prepared by a notary public and, in such cases, the assistance of a secretary will not be required. The minutes must be recorded in the book of the meetings and resolutions of the Shareholder Meeting.

14	Authority, Quorum Requirements, and Resolutions of the Shareholder Meeting in Ordinary Session

14.1	The Shareholder Meeting in ordinary session has the authority to adopt resolutions on all matters reserved to it by law and by the bylaws.

14.2	The Shareholder Meeting in ordinary session is held respecting the quorum requirements set forth by law and adopts resolutions by the majorities required by law. To calculate the majorities, the number of votes attached to the Shares, and not the number of Shares, will be considered.

15	Authority, Quorum Requirements, and Resolutions of the Shareholder Meeting in Extraordinary Session

15.1	The Shareholder Meeting in extraordinary session has the authority to adopt resolutions on amendments to the bylaws and on other matters reserved to it by law.

15.2	The Shareholder Meeting in extraordinary session is held respecting the quorum requirements set forth by law and adopts resolutions by the majorities required by law. To calculate the majorities, the number of votes attached to the Shares, and not the number of Shares, will be considered.

16	Management and Audit System

16.1	Pursuant to article 2380 of the Italian Civil Code, Bending Spoons adopts a corporate governance system in which the management and audit functions are carried out by the Board of Directors and the Audit Committee established within it, respectively.

17	Board of Directors

17.1	Bending Spoons is managed by a Board of Directors which consists of five to eleven members, who need not be Shareholders.

17.2	Directors will remain in office for the period determined at the time of their election, up to a maximum of three financial years. When the entire Board of Directors is elected, all directors are elected for the same term. If the Shareholder Meeting increases the size of the Board of Directors by electing new directors (pursuant to paragraph 18.10 below), or replaces directors who have ceased to hold office (pursuant to paragraph 19 below), the directors so elected will serve until the end of the term of the directors in office at the time of their election. Without prejudice to paragraph 19.3ii)a) below, the term of the entire Board of Directors will end on the date of the Shareholder Meeting called to approve the financial statements for the last financial year of the term of office. The grounds on which directors cease to hold office provided by law and the bylaws will continue to apply. Directors may be re-elected.

17.3	Directors must meet the eligibility and integrity requirements set forth in article 2382 of the Italian Civil Code. They must also have the professional skills and expertise necessary to perform their duties.

17.4	Without prejudice to the additional requirements under article 27 below for directors who sit on the Audit Committee, at least one third of the members of the Board of Directors, rounded up to the next whole number, must meet the independence requirements set forth in article 2396-septies of the Italian Civil Code.

18	Election of the Board of Directors

18.1	The directors are elected by the Shareholder Meeting in ordinary session, which also determines their number and term.

18.2	If the entire Board of Directors is to be elected, directors will be elected through a slate voting system, in accordance with the procedure set forth in paragraphs 18.3 through 18.6 below. As a residual mechanism, only in the events specified in paragraph 18.7 below (i.e., when it has not been possible to elect the directors through the slate voting system), the directors will be elected in accordance with the procedure set forth in paragraphs 18.7 and 18.8 below.

18.3	A slate for the election of the Board of Directors may be submitted by:

i)	Shareholders who hold, individually or jointly, on the date of submission of the slate, Shares granting at least 5% of the total voting rights attached to Shares in the aggregate, determined by reference to the Shareholder Ledger, without prejudice to what is provided for Beneficial Owners under paragraph 7.7ii) above;

ii)	the outgoing Board of Directors, which is in any event required to submit its own slate at least one day before the applicable Record Date if no Shareholder has submitted a slate within the deadline set forth in paragraph 18.4 below.

Each Shareholder may submit (individually or jointly with other Shareholders) only one slate.

18.4	The slates will be submitted, in accordance with the procedures set out in the notice of call, at least five days before the applicable Record Date. Admissible slates, based on a documentary review carried out pursuant to paragraph 18.5 below by the chair of the Board of Directors or by any other person designated by them, must be published by Bending Spoons on its website and, in any case, in accordance with applicable laws and regulations.

18.5	Each slate must include, on penalty of inadmissibility, between five and eleven candidates, all meeting the requirements set out in paragraph 17.3 above. Each slate must also include, on penalty of inadmissibility, i) at least one third of the candidates, rounded up to the next whole number, who meet the independence requirements set forth in paragraph 17.4 above; ii) at least three candidates who meet the independence and competence requirements set forth in paragraph 27.3 below; and iii) at least one candidate who meets the additional professionalism requirement set forth in paragraph 27.4 below. The same candidate may appear on more than one slate. The following must be attached to each slate, on penalty of inadmissibility: a) the curriculum vitae of each candidate; b) declarations by which each candidate accepts the candidacy and certifies, under their own responsibility, that they meet the applicable requirements; c) the identity of the Shareholder, or of the Shareholders, who have submitted the slate and the percentage of total voting rights held by them; and d) any additional statement, disclosure, or document required by the laws and regulations that apply to Bending Spoons.

18.6	Each Shareholder may vote for only one slate of candidates, with no possibility of changes, additions, or exclusions with respect to the listed candidates.

i)	If two or more slates are admissible on the date of the Shareholder Meeting, all candidates included in the most voted slate will be elected. The most voted slate is the slate that has obtained a relative majority of the votes. In the event of a tie between the most voted slates, a new vote will be held during the same Shareholder Meeting, and only the tied slates will compete in this additional vote. The number of members of the Board of Directors will equal the number of candidates on the most voted slate. If this second vote also results in a tie, paragraphs 18.7 and 18.8 below will apply.

ii)	If only one slate is admissible on the date of the Shareholder Meeting, all candidates included in that slate will be elected if the slate has obtained an absolute majority of the votes. The number of members of the Board of Directors will equal the number of candidates on that slate. If the sole admissible slate fails to obtain an absolute majority of the votes, paragraphs 18.7 and 18.8 below will apply.

18.7	This paragraph 18.7 and paragraph 18.8 below set out the residual procedure for electing directors when it has not been possible to elect them through the slate voting system. Directors are elected by the Shareholder Meeting without the slate voting system set forth in paragraphs 18.3 through 18.6 above only in the following cases.

i)	No slates have been submitted that passed the admissibility review discussed in paragraphs 18.4 and 18.5 above (including the case where the Board of Directors has not submitted a slate due to the Shareholders’ failure to submit one pursuant to paragraph 18.3 above).

ii)	All slates that have passed the admissibility review have ceased to be admissible between the date of the admissibility review and the date of the Shareholder Meeting.

iii)	The sole admissible slate on the date of the Shareholder Meeting has failed to obtain an absolute majority of the votes.

iv)	The most voted slates have also obtained an equal number of votes in the second vote, pursuant to paragraph 18.6i) above.

v)	It was not possible to proceed with the election through the slate voting system in accordance with paragraphs 18.3 through 18.6 above for any other reason.

18.8	In the cases set forth in paragraph 18.7 above, the following procedure will be followed during the same Shareholder Meeting.

i)	Each Shareholder attending the Shareholder Meeting (including by proxy) has the right to propose (individually or jointly with other Shareholders) between one and eleven candidates. The Shareholders proposing the candidates must state whether the candidates meet the requirements set out in article 17 above and article 27 below. Candidates who, based on such declarations, do not meet the requirements set forth in paragraph 17.3 above will be excluded.

ii)	The candidates will be ranked based on the aggregate number of voting rights of the Shareholders who proposed them, from highest to lowest. If multiple Shareholders have separately proposed the same candidate, that candidate will be deemed to have been jointly proposed by all of them. In the event of a tie in the aggregate number of voting rights, the ranking will be determined by drawing lots. If the number of proposed candidates exceeds 50, candidates ranked from 51 onward will not be admitted to the vote referred to in paragraph 18.8iii) below.

iii)	Each Shareholder attending the Shareholder Meeting (including by proxy) may vote for up to eleven of the candidates admitted to the vote.

iv)	The candidates will be ranked according to the number of votes received. In the event of a tie between two or more candidates, priority will be given to the candidate holding the higher position in the list referred to in paragraph 18.8ii) above.

v)	The available seats on the Board of Directors will be assigned starting from the candidate at the top of the list referred to in paragraph 18.8iv) above and proceeding in descending order, until either eleven directors have been elected or the list of candidates is exhausted. If the election of a candidate would prevent compliance with the requirements set forth in paragraph 17.4 above and/or article 27 below, that candidate will be excluded, and the next candidate on the list set forth in paragraph 18.8iv) above will be considered. For example, if the number of candidates allows for the election of a Board of Directors with eleven members, and eight directors have already been elected with only one of them meeting the independence requirements set forth in paragraph 17.4 above, any subsequent candidate not meeting such requirements will be excluded to permit the election of at least four directors who meet the independence requirements.

vi)	If, at the end of the process, the Board of Directors is not properly constituted in accordance with article 17 above and/or the requirements for the election of the Audit Committee under article 27 below are not met, the entire process will be repeated during the same Shareholder Meeting.

18.9	At the first meeting following their election (whether through the slate voting system described in paragraphs 18.3 through 18.6 above or through the residual procedure described in paragraphs 18.7 and 18.8 above), the Board of Directors will conduct a substantive assessment of whether the requirements set forth in article 17 above and article 27 below are met. Only if such requirements are not met, the following procedure will apply.

i)	The directors who had been declared to meet the relevant requirements, but who are found to lack such requirements following the substantive review, will be identified. If replacing all and only such directors makes it possible to comply with article 17 above and article 27 below, those directors will be replaced in accordance with article 19 below.

ii)	If the replacement carried out pursuant to paragraph 18.9i) above does not achieve compliance with article 17 above and article 27 below, the Shareholder Meeting will have to be called again to elect the entire Board of Directors in accordance with paragraphs 18.1 through 18.9.

18.10	Outside the replacement cases set forth in article 19 below, if the Shareholder Meeting intends to increase the size of the Board of Directors by electing one or more new directors, paragraphs 18.8 and 18.9 above will apply, to the extent compatible, with the following clarifications.

i)	The number of candidates that each Shareholder attending the Shareholder Meeting (including by proxy) has the right to propose (individually or jointly with other Shareholders) and/or vote for will range from one to the number of new directors that the Shareholder Meeting intends to elect.

ii)	The available seats on the Board of Directors will be allocated, as described in paragraphs 18.8 and 18.9 above, until a number of directors equal to the number of new directors that the Shareholder Meeting intends to elect has been elected, or until the list of candidates is exhausted.

18.11	When it is necessary to elect one or more directors in a case not otherwise provided for in the bylaws, the provisions set out in paragraphs 18.8 and 18.9 above will apply to the extent compatible and with any appropriate changes.

19	Replacement of Directors During their Term of Office

19.1	A director will cease to hold office in the event of death, resignation, removal, or forfeiture of office. Directors will forfeit office in the cases provided for by law and/or upon the loss, with respect to what was disclosed to the Shareholder Meeting or to the Board of Directors (as the case may be) at the time of election, of the requirements set forth in paragraph 17.3 above and/or, where applicable, paragraph 17.4 above and/or article 27 below.

19.2	If one or more directors are removed by the Shareholder Meeting (but not the entire Board of Directors, in which case paragraphs 18.1 through 18.9 above will apply), the Shareholder Meeting may, at the same meeting, alternatively and in the following order, proceed as follows:

i)	provided that the proper composition of the Board of Directors pursuant to article 17 above is ensured and the requirements for the election of the Audit Committee pursuant to article 27 below are met, confirm the Board of Directors in the composition resulting after such removal;

ii)	replace one or more of the removed directors.

19.3	Other than in the cases discussed in paragraph 19.2 above, if one or more directors cease to hold office (but not the entire Board of Directors, in which case paragraphs 18.1 through 18.9 above will apply), the following will apply.

i)	If the majority of the directors elected by the Shareholder Meeting cease to hold office, the directors remaining in office must call the Shareholder Meeting to replace the directors who have ceased to hold office, pursuant to article 2409-septiesdecies.1, paragraph 2, of the Italian Civil Code.

ii)	In all other cases, the Board of Directors must proceed with one of the following alternatives, at its discretion:

a)	Replace, pursuant to article 2409-septiesdecies.1, paragraph 1, of the Italian Civil Code, one or more of the directors who have ceased to hold office, ensuring that the resulting Board of Directors is properly composed pursuant to article 17 above and that the requirements for the election of the Audit Committee pursuant to article 27 below are met. For the sake of clarity, the Board of Directors may also re-elect the same directors who have ceased to hold office, provided that the resulting Board of Directors is properly composed pursuant to article 17 above and that the requirements for the election of the Audit Committee pursuant to article 27 below are met (for example, where a director who ceased to hold office due to the loss of one of the requirements set forth in article 27 below meets the requirements set forth in paragraph 17.3 above, and it is still possible to elect the Audit Committee pursuant to article 27 below). The directors so elected will remain in office until the next Shareholder Meeting (not necessarily called specifically for that purpose), which may confirm one or more of them and/or, in the alternative, replace one or more of the directors who have ceased to hold office and have not yet been replaced, or whose replacement has not been confirmed.

b)	Provided that the proper composition of the Board of Directors pursuant to article 17 above is ensured and that the requirements for the election of the Audit Committee pursuant to article 27 below are met, refrain from replacing any of the directors who have ceased to hold office. The next Shareholder Meeting (not necessarily called specifically for that purpose) may confirm the Board of Directors in such composition or, in the alternative, replace one or more of the directors who have ceased to hold office.

c)	If it is not possible to ensure the proper composition of the Board of Directors pursuant to article 17 above and/or the requirements for the election of the Audit Committee pursuant to article 27 below are not met, refer the replacement of one or more of the directors who have ceased to hold office to the next Shareholder Meeting (not necessarily called specifically for that purpose).

19.4	When the intention is to replace one or more directors who have ceased to hold office, paragraphs 18.8 and 18.9 above will apply to the Shareholder Meetings contemplated under this article 19, to the extent compatible, with the following clarifications.

i)	The number of candidates that each Shareholder attending the Shareholder Meeting (including by proxy) has the right to propose (individually or jointly with other Shareholders) and/or vote for will range from one to the number of directors who have ceased to hold office and are to be replaced.

ii)	The available seats on the Board of Directors will be allocated, as described in paragraphs 18.8 and 18.9 above, until a number of directors equal to the number of directors who have ceased to hold office and are to be replaced have been elected, or until the list of candidates is exhausted.

20	Chair of the Board of Directors

20.1	The Board of Directors will elect a chair from among its members, unless the Shareholder Meeting does so, and may also elect one or more deputy chairs to replace the chair in the event of their absence, resignation, or impediment.

21	Calling of Meetings of the Board of Directors

21.1	Meetings of the Board of Directors are called by its chair, whenever they consider it appropriate, or when requested by a deputy chair, by a director with delegated authority, or by at least one third of its members.

21.2	Meetings will be called by notice sent by email to all directors at least three days before the date of the meeting, or, in case of urgency, at least one day before the date of the meeting. The notice must contain the date, time, and physical location of the meeting (unless the meeting of the Board of Directors is only held virtually), the virtual meeting details, and the agenda.

21.3	Virtual participation in meetings of the Board of Directors must always be permitted, subject to any provisions set out in the notice of call and in the manner permitted by the chair of the meeting. The notice of call may provide that the meeting of the Board of Directors be only held virtually, omitting the physical location of the meeting.

21.4	If the meeting is also called at a physical location, such location must be in Italy, in the member States of the European Union, in the United Kingdom, in Switzerland, or in the United States.

21.5	Even in the absence of formal notice of call, the Board of Directors will be deemed regularly constituted if all the directors in office are present.

22	Resolutions of the Board of Directors

22.1	The Board of Directors can validly adopt resolutions if a majority of its members attend the meeting and a majority of those present vote in favor. In the event of a tie, the vote of the chair of the Board of Directors will prevail.

22.2	Meetings of the Board of Directors are chaired by the chair of the Board of Directors or, in the event of their absence, resignation, or impediment, in the following order, by a deputy chair, by the Chief Executive Officer, or, in the event of their absence, resignation, or impediment, by the individual designated by the majority of the directors present.

22.3	The chair of the meeting of the Board of Directors is assisted by a secretary, who need not be a director, designated upon proposal of the chair of the meeting.

22.4	The Board of Directors may adopt a regulation containing the rules and procedures for its operation.

22.5	The resolutions of the Board of Directors are recorded in minutes prepared by the secretary and signed by the chair and the secretary. In cases required by law or when the Board of Directors deems it appropriate, the minutes are prepared by a notary public and, in such cases, the assistance of the secretary is not required. The minutes must be recorded in the book of the meetings and resolutions of the Board of Directors.

22.6	Article 2391 of the Italian Civil Code applies in the event of resolutions concerning transactions in which one or more directors have an interest on their own behalf or on behalf of third parties.

23	Compensation of Directors

23.1	The compensation of directors for their office as members of the Board of Directors will be determined in one of the following ways.

i)	The Shareholder Meeting determines the compensation due to each director, including those holding specific offices. The Board of Directors will not be entitled to determine any additional compensation for directors holding specific offices.

ii)	The Shareholder Meeting determines the compensation due to each director and authorizes the Board of Directors to determine additional compensation for those holding specific offices. If it deems it appropriate, the Board of Directors will determine additional compensation for directors holding specific offices, after consulting the Audit Committee.

iii)	The Shareholder Meeting determines an aggregate amount for the compensation of all directors, including those holding specific offices. The Board of Directors allocates such aggregate amount among the directors. For the compensation of directors holding specific offices, the Board of Directors must consult the Audit Committee. The Board of Directors will not be entitled to determine any additional compensation for directors holding specific offices.

iv)	The Shareholder Meeting determines an aggregate amount for the compensation of all directors and authorizes the Board of Directors to determine additional compensation for those holding specific offices. The Board of Directors allocates the aggregate amount determined by the Shareholder Meeting among the directors and determines, if it considers it appropriate, additional compensation for directors holding specific offices, after consulting the Audit Committee.

The compensation so determined will remain unchanged until otherwise resolved by the Shareholder Meeting or the Board of Directors, as applicable.

23.2	Whenever there is a change in the composition of the Board of Directors, the compensation for the office as a member of the Board of Directors will be re-determined by the Shareholder Meeting for all directors pursuant to paragraph 23.1 above, with the following clarifications.

i)	In the case described in paragraph 19.3ii)a) above, the Board of Directors may determine the compensation due to the directors elected to replace those who have ceased to hold office.

ii)	In the cases described in paragraphs 19.3ii)a) and b) above, the compensation of all directors will be re-determined at the next Shareholder Meeting (not necessarily called specifically for that purpose), which may also confirm the compensation already determined.

23.3	In addition to the compensation of directors for their office as members of the Board of Directors, determined pursuant to paragraph 23.1 above, the Shareholder Meeting will determine, at the time of election of the Board of Directors, additional compensation for the members of the Audit Committee for the entire term of their office.

23.4	The compensation of directors may consist, in whole or in part, of profit-sharing arrangements, or of the right to receive or subscribe for Ordinary Shares or other financial instruments.

23.5	The directors are entitled to be reimbursed for duly documented expenses incurred in the performance of their duties.

24	Management Authority and Delegation of Authority

24.1	The Board of Directors has the broadest authority for the ordinary and extraordinary management of Bending Spoons, within the limits set by the law and the bylaws, and may take all actions deemed appropriate to achieve the corporate purpose, only except for those that the bylaws or the law reserve to the Shareholder Meeting.

24.2	Pursuant to articles 2365, paragraph 2, and 2446, paragraph 3, of the Italian Civil Code, without prejudice to the concurrent authority of the Shareholder Meeting in extraordinary session, the Board of Directors will also have authority to adopt resolutions on the following matters:

i)	the merger and demerger of Bending Spoons in the cases provided for in articles 2505 and 2505-bis of the Italian Civil Code;

ii)	the transfer of the registered office within Italy;

iii)	the opening or closing of secondary offices;

iv)	the designation of directors who have the legal authority to represent Bending Spoons;

v)	the reduction of the share capital in the event of a Shareholder’s withdrawal;

vi)	the reduction of the share capital following losses exceeding one third of the share capital;

vii)	the amendment of the bylaws to comply with the law or following a Conversion Event.

24.3	To the extent permitted by the law and the bylaws, the Board of Directors may delegate its authority and responsibility individually to one or more of its members, or to an executive committee composed of some of its members. To this end, the provisions of article 2381-bis, paragraphs 2, 3 and 4, of the Italian Civil Code apply.

25	Representation of Bending Spoons

25.1	The authority to sign on behalf of and represent Bending Spoons before third parties and in legal proceedings belongs to the chair of the Board of Directors and, severally, within the limits of their delegated authority, to any director with delegated authority.

25.2	The Board of Directors, and, within the limits of their delegated authority, those who may sign on behalf of and represent Bending Spoons, have the authority to appoint managers (direttori), general managers, agents (institori), special attorneys, and litigation attorneys (procuratori alle liti), delegating to them the authority to carry out specific activities or categories of activities. In such cases, signing authority and representation before third parties and in legal proceedings also belong to those persons, within the limits of their delegated authority.

26	Internal Board Committees

26.1	The Board of Directors may establish internal committees from among its members with preparatory, consultive, or proposal-making functions, determining their purpose, composition, and operating procedures.

27	Audit Committee

27.1	The Audit Committee is composed of at least three members, elected by the Board of Directors from among its members.

27.2	Without prejudice to the grounds on which directors cease to hold office as members of the Board of Directors set out under paragraph 19.1 above, as well as resignation or removal from office as members of the Audit Committee, each member of the Audit Committee will serve until the end of their office as members of the Board of Directors.

27.3	The members of the Audit Committee must meet the independence requirements set forth in paragraph 17.4 above and, if the Ordinary Shares are traded on Nasdaq, in the minimum number of members required by the relevant provisions, the additional independence and financial expertise requirements set out by United States law (including Rule 10A-3 of the Exchange Act) and of the Nasdaq rules that apply to Bending Spoons. The following may not serve as members of the Audit Committee: members of the executive committee (if one exists); directors with delegated authority or holding specific offices; and directors who perform, even in practice, functions related to the management of Bending Spoons, of companies that Control Bending Spoons, or are Controlled by it. Mere election as member of one or more internal board committees pursuant to article 26 above does not preclude election as member of the Audit Committee.

27.4	At least one member of the Audit Committee must be chosen from among persons enrolled in the Italian register of auditors (registro dei revisori legali).

27.5	The Audit Committee elects a chair from among its members, by an absolute majority of its members.

28	Duties and Authority of the Audit Committee

28.1	The Audit Committee will oversee compliance with the law and the bylaws, adherence to sound management principles, as well as the adequacy and effective functioning of the organizational, administrative, and accounting structure of Bending Spoons, including the internal control and risk management system, and the coordination of its functions. The Audit Committee also carries out any additional tasks assigned to it by the Board of Directors, particularly with respect to managing the relationship with the person appointed to perform the independent audit of the financial statements.

28.2	If the Ordinary Shares are traded on Nasdaq, the Audit Committee also performs the functions required of an audit committee pursuant to the SEC and Nasdaq rules and regulations that apply to Bending Spoons.

29	Meetings of the Audit Committee

29.1	The Audit Committee will meet at least once during each fiscal quarter.

29.2	Meetings of the Audit Committee may also be held virtually.

29.3	The Audit Committee can validly adopt resolutions if a majority of its members attend the meeting and a majority of those present vote in favor. In the event of a tie, the vote of the chair of the Audit Committee will prevail.

29.4	Minutes must be taken for the meetings of the Audit Committee. Any member who wishes to dissent from a resolution has the right to have the reasons for their dissent recorded in the minutes. The minutes, signed by all those attending the meeting, must be recorded in the book of the meetings and resolutions of the Audit Committee.

30	Independent Audit of the Financial Statements

30.1	The independent audit of the financial statements will be performed by persons who meet the requirements set forth in applicable laws and regulations.

30.2	The Shareholder Meeting in ordinary session will appoint the independent auditor, based on a reasoned proposal of the Audit Committee, and will also determine their compensation for the entire term of their office and any criteria for its adjustment during the term.

30.3	The independent auditor will be appointed for three financial years, and their term will end on the date of the Shareholder Meeting called to approve the financial statements for the third financial year of the term of office.

31	Financial Years

31.1	The financial year ends on December 31 each year.

31.2	The annual financial statements must be submitted for approval to the Shareholder Meeting in ordinary session within 180 days from the end of the relevant financial year, pursuant to article 2364, paragraph 2, of the Italian Civil Code.

31.3	If the Ordinary Shares are traded on Nasdaq, the Board of Directors will prepare the additional periodic reports required by the SEC and Nasdaq rules and regulations that apply to Bending Spoons, and will make them available to the public in the forms and within the deadlines compatible with such laws and regulations.

32	Allocation of Net Profits and Distributions to Shareholders

32.1	After deducting at least 5% to be allocated to the legal reserve until such reserve has reached one fifth of the share capital, the net profits resulting from the financial statements approved by the Shareholder Meeting will be allocated to reserves, including extraordinary reserves, and/or distributed as dividends as resolved by the Shareholder Meeting.

32.2	The Shareholder Meeting may at any time resolve, provided that the principle of equal treatment is observed:

i)	the distribution to Shareholders of reserves shown in the financial statements or formed through contributions of the Shareholders, to the extent available under applicable law, in cash and/or in kind;

ii)	other distributions to Shareholders (for example, the assignment of treasury Shares).

32.3	Where the conditions required by law are met, the Board of Directors may, during the financial year, resolve to distribute interim dividends to the Shareholders, pursuant to the conditions and limits set forth in article 2433-bis of the Italian Civil Code.

32.4	The payment of dividends, the payment of interim dividends, and the other distributions to Shareholders will be made on the terms and in the manner determined by the Shareholder Meeting or the Board of Directors, as the case may be.

33	Dissolution and Winding-Up

33.1	The dissolution and winding-up of Bending Spoons are governed by the law.

34	Jurisdiction

34.1	Any dispute concerning disposable rights relating to the corporate relationship (including disputes concerning the validity of resolutions of the Shareholder Meeting) brought by or against Bending Spoons and/or one or more Shareholders, directors and/or liquidators, will be subject to the exclusive jurisdiction of the business court (tribunale delle imprese) in whose district Bending Spoons has its registered office.

34.2	Without prejudice to paragraph 34.1 above, disputes involving Bending Spoons and/or one or more Shareholders, directors, liquidators, and/or other persons who have acted in the interest and on behalf of Bending Spoons, and which arise from, or relate to, the provisions of the Securities Act and/or the Exchange Act and related implementing provisions, are subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, to the extent permitted by applicable law.

35	Reference to Applicable Law

35.1	Unless otherwise specified, any reference to applicable law in the bylaws must be deemed to refer to Italian law, United States law and/or Nasdaq rules, as applicable to Bending Spoons from time to time.

36	Definitions

36.1	Terms used in the bylaws with an initial capital letter will have the following meanings. Unless the context requires otherwise, terms defined in the singular will include the plural and vice versa, and terms in any gender will include all other genders.

Affiliate	means, in relation to any person, i) each individual, legal entity, or body (ente) that Controls, directly or indirectly, that person; ii) each legal entity or body (ente) that is Controlled, directly or indirectly, by that person; and/or iii) each legal entity or body (ente) that is Controlled, directly or indirectly, by the same individual, legal entity, or body (ente) that Controls, directly or indirectly, that person.

Audit Committee	means the audit committee of Bending Spoons.

Bending Spoons	means Bending Spoons S.p.A.

Beneficial Owner	has the meaning set forth in paragraph 7.6.

Board of Directors	means the board of directors of Bending Spoons.

Class A Shareholder	means any person who holds at least one Class A Share.

Class A Shares	has the meaning set forth in paragraph 6.1ii).

Consolidated Financial Act	means the legislative decree no. 58 of February 24, 1998, as subsequently amended and integrated.

Control	means control exercised by an individual, a legal entity, or body (ente), pursuant to article 2359, paragraph 1, no. 1, and paragraph 2 of the Italian Civil Code. The terms “(To) Control” and “Controlled” have a meaning consistent with that of Control. For the sake of clarity, this definition does not apply in the context of the definition of Audit Committee.

Conversion Event	has the meaning set forth in paragraph 7.9ii).

Effective Date	means the effective date of the registration statement drafted pursuant to the F-1 form, as submitted by Bending Spoons to the SEC, related to the registration of the Ordinary Shares pursuant to the Securities Act.

Exchange Act	means the United States Securities Exchange Act of 1934, as subsequently amended and integrated.

Holder of Record	has the meaning set forth in paragraph 7.6.

Indirectly	means the ownership of one or more Shares through one or more companies, other legal entities, and/or bodies (enti), incorporated under Italian law or the law of another jurisdiction.

Individual Owner	means the individual who (alone) owns, or one of the individuals who own, directly and/or Indirectly, a Share.

Italian Civil Code	means the royal decree no. 262 of March 16, 1942, as subsequently amended and integrated.

Nasdaq	means the regulated U.S. stock exchange named National Association of Securities Dealers Automated Quotation.

Ordinary Shares	has the meaning set forth in paragraph 6.1i).

Record Date	means, by reference to the New York time zone, i) the end of the 25th calendar day before the date of the Shareholder Meeting; or ii) if that day is not a trading day (as determined by the Nasdaq trading calendar), the end of the immediately preceding trading day.

SEC	means the U.S. Securities and Exchange Commission.

Securities Act	means the United States Securities Act of 1933, as subsequently amended and integrated.

Shareholder	means any person who holds at least one Share, including Beneficial Owners and without prejudice to what is provided for the Holder of Record under paragraph 7.6.

Shareholder Ledger	means the shareholder ledger of Bending Spoons.

Shareholder Meeting	means the general meeting of the Shareholders of Bending Spoons, in ordinary or extraordinary session, as applicable.

Shares	means shares of any class provided by the bylaws and representing the share capital of Bending Spoons (for example, Ordinary Shares and/or Class A Shares).

Transfer Agent & Registrar	has the meaning set forth in paragraph 7.5.

U.S. Register	has the meaning set forth in paragraph 7.5.